Filed Pursuant to Rule 424(b)(3)
Registration No. 333-132616
Supplement No. 2, dated August 3, 2007
to Prospectus Supplement, dated July 11, 2007,
to Prospectus dated August 21, 2006

The following information supplements and amends the prospectus, dated August 21, 2006, as supplemented by the Prospectus Supplement, dated July 11, 2007, of ProLogis relating to the offer and sale from time to time by the selling securitiyholders named therein of ProLogis’ 2.25% Convertible Senior Notes due 2037 and ProLogis’ common shares of beneficial interest which may be issued upon conversion of the notes. This supplement should be read in conjunction with the Prospectus Supplement, dated July 11, 2007, and the Prospectus, dated August 21, 2006.

In order to update the information contained in the section entitled “Selling Securityholders”, the following information, which was provided to ProLogis on or prior to July 25, 2007, is added to that section in the Prospectus Supplement, dated July 11, 2007:

	Aggregate			Other ProLogis
	Principal			Common Shares
	Amounts of		Number of	Owned Before the	Percentage of
	Notes		ProLogis	Offering and	ProLogis
	Beneficially	Percentage of	Common Shares	Assumed to be	Common
	Owned That	Notes	That May be	Owned Following	Shares
Name	May be Sold	Outstanding(1)	Sold	the Offering	Outstanding(2)
	(In dollars)

Medical Liability — Convertible Mutual Insurance Co.(3)	8,875,000	—	115,886	—	—
Princeton Medical Mutual Insurance Co.(4)	1,625,000	—	21,218	—	—
Kamunting Street Master Fund, Ltd.	10,000,000	—	130,576	—	—
Commercial Union Life Fund	1,2000,000	—	15,669	—	—
CGNU Life Fund	1,000,000	—	13,057	—	—
Norwich Union Life & Pensions	2,8000,000	—	36,561
Additional Selling Securityholders(5)	158,164,000	12.6	2,065,242	—	—

(1)	Unless otherwise noted, none of these selling securityholders beneficially owns 1% or more of the outstanding notes.

(2)	Calculated based on Rule 13d-3 of the Exchange Act using 256,879,781 ProLogis common shares outstanding as of July 1, 2007. In calculating these percentages for each holder of notes, we also treated as outstanding that number of ProLogis common shares issuable upon conversion of that holder’s notes. However, we did not assume the conversion of any other holder’s notes. Based on the foregoing, unless otherwise noted, none of these selling securityholders would beneficially own 1% or more of the outstanding ProLogis common shares following the sale of securities hereunder.

(3)	Includes $6,800,000 principal amount of notes and 88,791 ProLogis common shares previously listed with respect to Medical Liability — Convertible Mutual Insurance Co. in the Prospectus Supplement, dated July 11, 2007.

(4)	Includes $1,200,000 principal amount of notes and 15,669 ProLogis common shares previously listed with respect to Princeton Medical Mutual Insurance Co. in the Prospectus Supplement, dated July 11, 2007.

(5)	As of the date of this Supplement. Additional selling securityholders will be named pursuant to a supplement to the Prospectus Supplement, dated July 11, 2007, with respect to $158,164,000 principal amount of notes and 2,065,242 ProLogis common shares upon our receipt of a questionnaire from the relevant selling securityholder with respect to any such note.